Consent of SG Risk LLC

The undersigned hereby consents to the use of our name under the heading "Experts" in the Registration Statement on Form S-1 and related prospectus of Amtrust Financial Services, Inc.

SG Risk LLC

By: Charles Gruber
Name: Charles Gruber
Title: President

November 8, 2006